Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-3

(Form Type)

CCC Intelligent Solutions Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered(1)	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Equity (Primary Offering)	Common stock, par value $0.0001 per share	35,100,000(2)	$11.50	S-1	333-259142	September 8, 2021

Equity (Secondary Offering)	Common stock, par value $0.0001 per share	569,506,621(2)	$9.74	S-1	333-259142	September 8, 2021

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering an indeterminate number of additional shares of Common stock, par value $0.0001 per share of the registrant (“Common Stock”) that may become issuable to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

No registration fee is payable in connection with the offer and sale of up to 483,499,227 shares of Common Stock by the Selling Holders and the issuance of up to 17,800,000 shares of Common Stock by the registrant upon exercise of the Private Placement Warrants pursuant to this registration statement because such transactions were previously registered under Form S-1 (File No. 333-259142), originally filed with the SEC on September 8, 2021 and subsequently declared effective (the “Prior Registration Statement,” as amended and/or supplemented) and such shares are being transferred from the Prior Registration Statement pursuant to Rule 429 under the Securities Act. See “Statement Pursuant to Rule 429” in this registration statement.